EXHIBIT 10.64




         PORTIONS OF THE FOLLOWING DOCUMENT HAVE DELETED
              DUE TO THE CONFIDENTIAL NATURE OF THE
                 INFORMATION CONTAINED THEREIN.
            SUCH DELETIONS ARE INDICATED AS FOLLOWS:
           (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

           THE CONFIDENTIAL INFORMATION HAS BEEN FILED
                 SEPARATELY WITH THE COMMISSION



                   ENGINEERING, PROCUREMENT,

         CONSTRUCTION AND VALIDATION SERVICES AGREEMENT

                            BETWEEN

                        MEDIMMUNE, INC.

                              AND

                       FLUOR DANIEL, INC.




                       TABLE OF CONTENTS


ARTICLE             TITLE                                   PAGE

                    INTRODUCTION                             1

ARTICLE I           DESCRIPTION OF AGREEMENT                 1

ARTICLE II          SCOPE OF SERVICES                        2

ARTICLE III         COMPENSATION                             6

ARTICLE IV          TERMS OF PAYMENT                         8

ARTICLE V           WARRANTIES AND GUARANTEES               12

ARTICLE VI          INDEMNIFICATION                         14

ARTICLE VII         INSURANCE                               16

ARTICLE VIII        TERMINATION AND CANCELLATION            17

ARTICLE  IX         COMPLETION, START  UP  AND  VALIDATION  19

ARTICLE X           GENERAL PROVISIONS                      22

                    SIGNATURE PAGE                          28

EXHIBITS:
Exhibit "A" - Scope of Services/Facilities
Exhibit "B" - Schedule of Payments and Milestones
Exhibit "B-1" - Letter of Credit Draft In Lieu of Retention Sample Exhibit "C" - Schedule of Reimbursable Costs

                   ENGINEERING, PROCUREMENT,
         CONSTRUCTION AND VALIDATION SERVICES AGREEMENT


THIS AGREEMENT for the performance of services is executed on the 9th day of August, 1996 and made effective as of the 31st day of July, 1996, between Fluor Daniel, Inc. ("Fluor Daniel") and
MedImmune, Inc. ("MedImmune").

IN CONSIDERATION of the covenants set forth herein, the parties hereto mutually agree as follows:


                           ARTICLE I
                    DESCRIPTION OF AGREEMENT


1.1  Documents Included

     This agreement consists of this contract document and the following attached exhibits, as well as approved final drawings and specifications (collectively the "Agreement"):

               Exhibit "A" - Scope of Services/Facilities (including
                engineering, design, construction and validation)
               Exhibit "B" - Schedule of Payments and Milestones
               Exhibit "C" - Schedule of Reimbursable Costs


1.2  Entire Agreement

     This Agreement, as defined in Section 1.1, sets forth the full and complete understanding of the parties with regard to the subject matter hereof as of the date first above stated, and it supersedes any and all agreements and representations made or dated prior thereto with regard to the same subject matter. For the sake of convenience, the parties may, from time to time, issue purchase orders, work orders, or other such forms. However, the contractual terms and conditions of this Agreement may be supplemented, deleted and/or changed only through formal written amendments to this Agreement, and not through purchase orders, work orders or any other or similar such documents unless evidenced by a written change order signed by each of the parties hereto; and any such terms or conditions contained in purchase orders, work orders or any other or similar such documents shall be void and of no force or effect unless evidenced by such change orders.

1.3  Conflicting Provisions

     In the event of any conflict between this contract document and any of the Exhibits hereto, the terms and provisions of this contract document shall control. In the event of any conflict among the Exhibits, the Exhibit of the latest date shall control.


                           ARTICLE II
                       SCOPE OF SERVICES


2.1  Description of Services

     Fluor Daniel shall perform all design, engineering, procurement, construction (including Punch List items, as defined in Section 9.2b) and validation services as described in Exhibit "A", (the "Project"). All goods, materials, supplies and equipment to be procured, transported, installed, or validated, and all services to be performed by Fluor Daniel are hereinafter referred to as the "Services".

2.2  Fluor Daniel's Responsibilities

     As part of the Services, Fluor Daniel shall, subject to the terms and provisions of this Agreement:

          (a) Furnish the services of qualified supervisors, engineers, designers, draftsmen and other personnel necessary or appropriate for the preparation of drawings, specifications and other such items necessary or appropriate for the completion of the Services;

          (b) Furnish the services of buyers, inspectors, expediters, procurement and other personnel necessary or appropriate to procure machinery, equipment, materials, supplies, miscellaneous construction items and related services necessary for the completion of the Services;

          (c) Furnish the services of procurement personnel, construction managers, supervisors, engineers and other personnel necessary or appropriate to place and administer construction subcontracts, purchase orders and other such agreements necessary for the completion of the Services;

          (d) Furnish the design and other services of other managers, engineers, supervisors, foremen, construction workers, skilled and unskilled labor and other personnel necessary or appropriate for the completion of the Services;

          (e) Prepare drawings, specifications and other such items necessary or appropriate for the completion of the Services, the drawings or documents identified in Exhibit "A" as requiring MedImmune approval shall be submitted to MedImmune for approval; including technical drawings, schedules, diagrams and specifications, setting forth in detail the requirements for construction of the Project, and provide information customarily necessary for the use of those in the building trades and include documents customarily required for regulatory agency approvals;

          (f)  Procure machinery, equipment, materials, supplies
          (other than ethanol, feedstock, and operational supplies required beyond OQ (as hereafter defined), miscellaneous construction items and services
          (including transportation, utilities and other facilities) necessary or appropriate for the proper execution and completion of the Services;

          (g) Place and administer construction subcontracts, purchase orders and other such agreements necessary for the completion of the Services and supervise and direct the Services using its best skill and attention to assure that the Project is completed in a good and workmanlike manner;

          (h) Perform the validation services described in Exhibit "A";

          (i) Supply the materials, small tools and consumables necessary or appropriate for the completion of the Services;

          (j) Supply major construction tools and equipment necessary or appropriate for the completion of the Services;

          (k) Prepare and furnish a Project Schedule and issue updates thereof to MedImmune once per month;

          (l) File all documents and obtain all permits and licenses necessary for the Services, except those which are required by Exhibit "A" to be obtained by MedImmune; provided that MedImmune will cooperate with Fluor Daniel and take any reasonable actions which are required of MedImmune and/or reasonably requested by Fluor Daniel;

          (m) Except to the extent to be provided by MedImmune pursuant to the express terms of this Agreement, furnish the services of personnel, and provide the tools and materials, necessary or appropriate to start up the Project as provided in Exhibit "A";

          (n) Furnish the services of all validation personnel necessary or appropriate to validate the Project through Installation Qualification ("IQ") and
          Operational Qualification ("OQ"), as provided in Exhibit "A";

          (o) Pay all sales, consumer, use and similar taxes, fees and import duties to the extent they were in effect on the date hereof;

          (p) Keep the premises free from accumulation of waste materials or rubbish, and upon the completion of the Services, remove from and about the Project its tools, construction equipment, machinery, surplus materials, waste materials and rubbish, and if Fluor Daniel fails to clean up at the completion of the Services, MedImmune may do so and the cost thereof shall be charged to Fluor Daniel;

          (q) Prepare Change Orders for approval and execution by MedImmune in accordance with this Agreement;

          (r) At reasonable times, during normal business hours, provide access to shop drawings, product data, samples and other technical data for review during construction of the Project;

          (s) Perform inspections, tests and approvals necessary or appropriate for the Services;

          (t) Provide operating manuals and written instructions relating to the operation of all installed and portable equipment provided hereunder; and

          (u) Within five (5) days following execution of this Agreement, appoint one or more individuals who shall be authorized to act on behalf of Fluor Daniel and with whom MedImmune may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon Fluor Daniel as to all matters pertaining to this Agreement and the performance of the parties hereunder.

          (v) Assign to this Project the team of Tom Trevithick, Bob Green, John Sweet, Ken Simmons and on-site supervisor, Charlie Rogers, who will be dedicated to this Project as necessary or appropriate to effect its completion.

2.3  MedImmune's Responsibilities

     MedImmune shall at such times as may be required by Fluor
     Daniel for the successful and expeditious completion of the
     Services:

          (a)  Provide a site for the Services;

          (b) Provide or cause others to provide Fluor Daniel with the design criteria, surveys, soil test results, and other information, listed in Exhibit "A";

          (c) Cooperate with Fluor Daniel in its obtaining of permits and licenses as specified in Section 2.2. (l); and obtain, with Fluor Daniel's assistance and cooperation, all permits and licenses which are listed in Exhibit "A" as the responsibility of MedImmune;

          (d) Provide, or cause others to provide, a designation on an MedImmune supplied survey, together with a physical marker at a specific location on the Project site (or other nearby location readily accessible to Fluor Daniel), showing the precise location of Fluor Daniel's starting reference point;

          (e) Obtain and pay all expenses involved in obtaining the easements and rights of way necessary for Fluor
          Daniel to perform the Services, as identified in Exhibit "A";

          (f) Provide interface with and coordination of all work which is being performed by MedImmune or contractors other than Fluor Daniel, if any;

          (g) Provide ALTA survey showing all existing utilities and other improvements at the Project site;

          (h) Advise of the existence and location, and undertake the abatement and disposal of all toxic and/or hazardous materials at the Project site, which are encountered by Fluor Daniel in the performance of the Services;

          (i) Furnish within ten (10) days of a written request all required reviews and approvals (or other appropriate action) with respect to all samples, estimates, schedules, shop drawings, drawings, specifications, purchase orders, contracts, and other items submitted and/or proposed by Fluor Daniel;

          (j) Provide appropriate on-site representatives and all feed stock necessary or appropriate to start up the Project;

          (k) Appoint an individual who shall be authorized to act on behalf of MedImmune, with whom Fluor Daniel may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon MedImmune as to all matters pertaining to this Agreement and the performance of the parties hereunder. MedImmune hereby appoints Bill Braden, but reserves the right to substitute another person on ten (10) days prior written notice.


                          ARTICLE III
                          COMPENSATION

3.1  Contract Price

     Base Contract. In consideration of the undertakings by Fluor Daniel pursuant to this Agreement (including the performance of all the Services hereunder), MedImmune shall pay Fluor Daniel a lump sum contract price (the "Contract Price") of Forty Two Million Five Hundred Thousand Dollars ($42,500,000.00), which amount is subject to adjustment only as expressly provided in this Agreement, and regardless of Fluor Daniel's estimates or actual costs of labor, materials, equipment, tools and supplies to perform the Services.

3.2  Adjustments to the Contract Price and the Project Schedule

     It is the desire of the parties to keep changes in the Services at a minimum, but the parties recognize that such changes may become necessary. The parties agree that changes shall be handled as follows:

          (a) MedImmune may initiate a change to the Services by advising Fluor Daniel in writing of the change believed to be necessary. As soon thereafter as practicable, Fluor Daniel shall prepare and forward to MedImmune a cost estimate of the change and the adjustment to the Contract Price (upwards or downwards), the Project Schedule, and any scheduled completion date(s) applicable thereto. Fluor Daniel shall be reimbursed for the costs incurred to prepare its estimate (the "Estimate Costs") in the event of change orders initiated by MedImmune. In the event of change orders initiated by Fluor Daniel, the Estimate Costs shall be
          borne by Fluor Daniel.   MedImmune shall within ten
          (10) days advise Fluor Daniel in writing of its approval or disapproval of the change. If MedImmune approves the change, Fluor Daniel shall perform the Services as changed and the adjustments to the Contract Price, the Project Schedule, and any completion date(s) applicable thereto shall become effective. If Fluor Daniel and MedImmune cannot agree upon the appropriate changes to the Contract Price, the Project Schedule and any scheduled completion date(s) applicable to a change, but MedImmune approves or directs the change anyway, or the change is of a type set forth in Section
          3.2 (b) below, Fluor Daniel shall, provided MedImmune makes payments in accordance with this Agreement, continue the Services (including change order work) without interruption, and the Contract Price, the Project Schedule, and any scheduled completion date(s) shall be equitably adjusted, by mutual agreement of the parties if possible. If the parties cannot agree, the cost of any increased or expanded Services provided by Fluor Daniel shall be equal to the sum of reimbursable costs in respect of such additional Services determined in accordance with the Schedule of Reimbursable Costs which is attached as Exhibit "C", plus an aggregate fee to Fluor Daniel of five percent (5%) of such costs. Fluor Daniel may initiate changes by advising MedImmune in writing that in Fluor Daniel's opinion a change is necessary. If MedImmune agrees, MedImmune shall promptly advise Fluor Daniel in writing and, thereafter, the change shall be handled as if initiated by MedImmune (except for reimbursement of Estimate Costs). If MedImmune rejects such change proposed by Fluor Daniel, Fluor Daniel shall not perform the change recommended by Fluor Daniel. Notwithstanding anything in this Agreement to the contrary, in the event Fluor Daniel requests any increase in the Contract Price or extension of the scheduled completion date(s) by reason of any Force Majeure event (subject to the limitations set forth in Section 10.3 hereof) or MedImmune delay, as a condition thereof, Fluor Daniel shall, within ten
          (10) days after it becomes aware of the occurrence of the event or circumstances giving rise to the alleged Force Majeure event or MedImmune delay, notify MedImmune of such events or circumstances in writing, which notice shall identify with reasonable detail the nature of the delay, its estimated impact on completion dates and Contract Price, if any, and Fluor Daniel's plan for mitigating such impact to the extent practicable.

          (b) Changes shall include, and the Contract Price, the Project Schedule, and any scheduled completion date(s) shall be equitably adjusted to reflect (1) the addition to, modification of or deletion from the Services or the items shown or described in Exhibit "A"; (2) an approved change in the Project Schedule and/or any scheduled completion date(s); (3) MedImmune's request for performance of Services in excess of Fluor Daniel's standard work day or work week or on a holiday customarily observed by Fluor Daniel unless otherwise required pursuant to Section 4; (4) the discovery of any subsurface conditions which differ from (a) those shown in or reasonably inferable from the Agreement (or the documents known to both parties upon which the Agreement is based), and (b) those ordinarily encountered and generally recognized as inherent in work of the type contemplated herein in the area of the Project site, and (c) those reasonably apparent upon customary inspection; (5) a modification of applicable law (or a change in the interpretation thereof) after the date hereof which substantially affects (individually or in the aggregate) the cost of and/or time required for performing the Services; (6) delay or suspension of, or interference with, the Services by MedImmune or by any other person or entity including, but not limited to, national, state and local governments, but excluding Fluor Daniel and any party directly or indirectly under the control of Fluor Daniel; provided, however, that delay by governmental entities shall not be considered a Force Majeure event if occasioned by a failure of Fluor Daniel to comply with the standards of care and diligence set forth in
          Section 5.1 of this Agreement; (7) the discovery of any subsurface rock which is not "rippable" using conventional rock ripping methods and which is not disclosed by the soil report or reasonably apparent by customary inspection; (8) errors or omissions in and/or modifications made to and/or unreasonable delay in furnishing any design criteria (as set forth in Exhibit "A"), other information expressly required by this Agreement to be supplied to Fluor Daniel by MedImmune, or decisions by MedImmune; and (9) any other increase in Fluor Daniel's costs, or the time required for completion of the Services due to any Force Majeure event as defined in Section 10.3 hereof.


                           ARTICLE IV
                        TERMS OF PAYMENT
4.1  Payments

     Subject to Section 4.2 below, MedImmune shall pay Fluor Daniel the Contract Price in monthly installments in the amounts set forth in the Schedule of Payments and Milestones which is attached hereto as Exhibit "B". Subject to Section
     4.2 below, payments shall be made by wire transfer on the scheduled dates, to a bank account designated by Fluor Daniel in writing. Fluor Daniel's pay requests shall be accompanied by Fluor Daniel's certificate indicating progress with respect to each item of Services described in the applicable Milestone and with respect to the Milestone as a whole, and lien waivers for the work covered by such pay request. MedImmune shall have the right to review and approve all pay requests. Provided that MedImmune is not in default of any payment obligation hereunder, Fluor Daniel agrees to satisfy, remove or bond off any liens claimed by it, its employees, subcontractors or suppliers, within fifteen (15) days of its receipt of written notice thereof, and Fluor Daniel's performance of this obligation shall be a condition to MedImmune's obligation to make payments hereunder. Any change in the Contract Price under this Agreement shall be incorporated into the Schedule of Payments and Milestones in an equitable manner.




4.2  Milestones

     If and to the extent that Fluor Daniel does not achieve the Milestones set forth in Exhibit "B", as modified by Change Order, by the payment dates to which they correspond, for other than a delay (beyond 10 days) by MedImmune in approving submittals or making required decisions, MedImmune may withhold an equitable amount of the corresponding payment equal to the value of the incomplete portion until Fluor Daniel does complete such incomplete portion and achieve the missed Milestones. Fluor Daniel shall submit invoices indicating its progress with respect to the applicable Milestone and its proposed values for any incomplete portions thereof. The parties agree, however, that no payment shall be required with respect to any given Milestone in the event that Fluor Daniel's progress toward completion of the events included within such Milestone is less than 75% of the aggregate value of such Milestone; in addition, no payment shall be required with respect to any item of Services within any Milestone if progress on that item is less than 75% of the progress required to complete such item within such Milestone. In the event that Fluor Daniel fails to achieve any Milestone as a result of a Force Majeure event, Fluor Daniel shall be entitled to partial payment with respect to such Milestone whether or not its progress meets or exceeds 75% of the value of such Milestone, but (1) only Fluor Daniel's external out-of-pocket costs and expenses (not to exceed the percentage of progress achieved) with respect to such Milestone shall be paid in the event of progress less than such 75% amount (excluding overhead, general conditions, and all costs of Fluor Daniel employees on site or in supervisory, administrative, or executive roles); and (2) such expenses shall be paid only if, but for such Force Majeure event, Fluor Daniel would have achieved at least 75% completion of such Milestone. Failure of Fluor Daniel to achieve Milestones and the withholding by MedImmune of all or a portion of the corresponding payment shall have no effect on MedImmune's obligation to make future payments as long as Fluor Daniel meets the requirements thereof and shall have no effect on Fluor Daniel's obligations hereunder, except as set forth in the next sentence. Whenever this Agreement provides for the adjustment of the Project Schedule or any scheduled completion date(s) (including, without limitation, Sections 3.2, 6.2 and 10.3), the Milestone dates shall be correspondingly adjusted; provided, however, that Fluor Daniel and MedImmune expressly agree that in the event Fluor Daniel is behind the Project Schedule (for reasons other than a Force Majeure event or MedImmune default) to such an extent that Fluor Daniel will not be able to achieve timely Completion, or the applicable portion thereof by the applicable Milestones, Fluor Daniel, as a cost which shall not cause an adjustment to the Contract Price, shall employ such additional forces or pay such additional overtime wages and salaries as may be reasonably required to place the progress of the Services in conformance with the Project Schedule required to achieve timely Completion.

4.3  Other Payment Provisions

(a) Fluor Daniel shall promptly pay each subcontractor (and require each subcontractor to promptly pay each sub-subcontractor), upon receipt of payment from MedImmune, out of the amount paid to Fluor Daniel on account of such subcontractor's work, the amount to which said subcontractor (or sub-subcontractor) is entitled in accordance with the terms of Fluor Daniel's contract with such subcontractor. Fluor Daniel shall, by appropriate agreement with each subcontractor, require each subcontractor to make payments to sub-subcontractors in similar manner.

(b) MedImmune shall have no obligation to pay or to be responsible in any way for payment to a contractor of Fluor
     Daniel.

(c) No progress payment or partial or entire use or occupancy of the Project by MedImmune shall constitute an acceptance of Services not in accordance with the Contract Documents.

(d) In lieu of having retainage withheld from its payments hereunder, Fluor Daniel shall provide an escalating irrevocable standby letter of credit in the ultimate amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000.00), with MedImmune as beneficiary, in the form of Exhibit B-1 prior to payment by MedImmune of amounts due at Milestone 3 (as set forth in Exhibit B attached hereto). The cost of the Letter of Credit (priced at 15 basis points) will be separately reimbursed and is not included in the Contract Price. Fluor Daniel shall be provided 72 hours advance written notice of any draw against the Letter of Credit. Fluor Daniel hereby waives any right to seek an injunction or other equitable relief to prohibit any such draw after its receipt of the 72 hour advance written notice.

     In the event that Fluor Daniel (i) fails to complete its Services by thirty (30) days after the scheduled Completion date (as adjusted to the extent expressly permitted hereunder), MedImmune may draw against the Letter of Credit for the liquidated damages then accrued pursuant to the terms of this Agreement or (ii) is in default hereunder, MedImmune may draw against the Letter of Credit for any damages then accrued pursuant to the terms of this Agreement. MedImmune may, thereafter, make additional draws every ten days for additional damages or liquidated damages then accrued. MedImmune shall have no right to draw against the Letter of Credit for prospective or anticipated damages or liquidated damages, but only for damages or liquidated damages after they have accrued. Fluor Daniel shall have no right to dispute MedImmune's calculation of damages or liquidated damages with respect to draws against its Letter of Credit; however, Fluor Daniel may still dispute with MedImmune the propriety or amount of damages or liquidated damages subsequent to any such draw.

     The escalation schedule shall be as follows:

                    Issuance       $  850,000.00
                    12/1/96        $1,700,000.00
                    4/1/97         $2,550,000.00
                    8/1/97         $3,400,000.00
                    12/1/97        $4,250,000.00



4.4  Final Payment

     Notwithstanding the payment schedule set forth in Exhibit "B", subject to the provisions of Section 9.4 hereof, the final installment of the Contract Price, due at Completion, together with all other amounts then due and owing by MedImmune to Fluor Daniel pursuant to any change orders effected in accordance with this Agreement, shall be paid if and when Fluor Daniel has (a) completed the Services and OQ has been achieved, including completion of all Punch List items, issuance of a permanent Certificate of Occupancy or its equivalent for the Project from the applicable governmental authority having jurisdiction over the Project, balancing of all the base building systems, delivery and assignment to MedImmune of all Project permits and manufacturers' warranties, and delivery to MedImmune of a complete set of construction drawings red-lined on CAD to reflect "as built" conditions, (b) certified that all bills for labor and materials connected with the Project will be fully paid from the proceeds of Final Payment and delivered appropriate lien waivers, and (c) a full, clean title insurance policy update has been obtained with affirmative mechanic's lien insurance. Acceptance of final payment shall constitute a waiver of all claims by Fluor Daniel.

4.5  Interest

     Subject to Section 8.2 hereof, any payment not made within five (5) business days of its due date under this Agreement (including any disputed amounts which are ultimately paid) shall bear interest at the rate of one percent (1%) per annum above the prime rate then published in the Wall Street Journal, until paid, but not to exceed the maximum rate permitted by applicable law. The payment of interest shall not excuse or cure any delinquent payment. If for any reason, other than a default by Fluor Daniel, MedImmune fails to pay Fluor Daniel in full as required by this Agreement (subject to Sections 8.2 and 9.4), after notice and failure to cure within ten (10) business days Fluor Daniel may, without limitation, suspend its performance of the Services until all outstanding amounts have been paid in full by MedImmune and/or exercise its rights under Section 8.2; provided, however, that Fluor Daniel shall not suspend its Services if any such non-payment arises from a good faith, reasonable dispute between the parties.


                           ARTICLE V
                   WARRANTIES AND GUARANTEES


5.1  Fluor Daniel's Services

     Fluor Daniel warrants and guarantees that (a) it will perform the Services in a good and workmanlike fashion and in accordance with the standards of care and diligence normally practiced by recognized engineering and construction firms in performing services of a similar nature for similar projects at the time the Services are performed; and (b) the materials, supplies and equipment included within the Services (excluding the Listed Equipment, as defined below) shall be new (except as otherwise approved by MedImmune), free from defects in design and workmanship (other than de minimus defects) and in compliance with the design and procurement specifications set forth in Exhibit A, which is attached hereto. Fluor Daniel warrants the truth and accuracy of any of its written communications to MedImmune containing representations of fact. Review by MedImmune of any document submitted by Fluor Daniel shall not constitute acceptance thereof and shall not relieve Fluor Daniel of its obligations hereunder. Fluor Daniel further warrants and guarantees that its Services will comply with applicable laws, as provided in
     Section 10.2 of this Agreement.

     At the written request of MedImmune delivered at any time prior to one (1) year after the earlier of: (i) Completion of the Services pursuant to Section 9.2(c); or (ii) scheduled Completion of the Services, in the event that the Services are terminated pursuant to Article VIII; Fluor Daniel shall, at its sole cost and expense, perform all corrective Services within the scope of Services (including any approved change orders) as are necessary to make the Services conform to the foregoing warranty and guarantee. Corrective Services shall be warranted, as provided herein, for a period of one year following the completion of any such item of corrective Service. Fluor Daniel's total aggregate liability in connection with this warranty shall in no event exceed Five Million Dollars ($5,000,000.00) of external costs.

5.2  Third Party Items

     Fluor Daniel shall, for the protection of MedImmune, obtain from all vendors, suppliers, manufacturers and other entities from whom Fluor Daniel purchases the machinery, equipment, tools, and other items listed in the equipment list appearing as Attachment 7 to Exhibit "A" (the "Listed Equipment"), warranties and/or guarantees with respect thereto, which shall be made available to MedImmune to the full extent of the terms thereof. Fluor Daniel's liability with respect to such Listed Equipment shall be limited to procuring customary warranties and/or guarantees from such vendors, suppliers, manufacturers and other entities (unless otherwise specified) of at least one (1) year in duration and rendering all reasonable assistance to MedImmune for the purpose of enforcing the same; provided that Fluor Daniel's warranty and guarantee shall apply to the installation of such Listed Equipment, and to the assurance and warranty that such Listed Equipment is new and in compliance with the specifications set forth in Exhibit "A" attached hereto. Except for installation, no warranty shall apply to used equipment that may be purchased, so long as the purchase of such used equipment is authorized by the terms of this Agreement. MedImmune shall notify Fluor Daniel in the event that it desires longer warranties on any of the Listed Equipment, in which event Fluor Daniel shall obtain pricing for such longer warranties from the vendors, and MedImmune shall approve a change order increasing the Contract Price by such amount in the event it elects to obtain such longer warranty.

5.3  Title

     Fluor Daniel warrants that title to the work, material and equipment (including the Listed Equipment) will pass to MedImmune upon receipt of payment by Fluor Daniel for such work, material or equipment. Provided that MedImmune makes proper payment in accordance with the terms of this Agreement, such work, material and equipment shall be free of any liens, claims, security interests or encumbrances.

5.4  Limitations

     The obligations contained in this Article V are Fluor Daniel's sole warranty and guarantee obligations and the exclusive remedy of MedImmune in respect of the quality of the Services. As used in this Articles, the quality of the Services includes, without limitation, any requirement that the Services (or any product thereof including the Project) comply with laws, codes, standards, rules, regulations, specifications, drawings or other criteria. Fluor Daniel makes no warranties or guarantees relating to the staffing, performance or cost of operation of the Project, nor makes any other warranties or guarantees, expressed or implied, which are not expressly set forth herein. ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED AND WAIVED, IT BEING ACKNOWLEDGED AND AGREED THAT THE ONLY WARRANTIES AFFORDED HEREUNDER ARE THOSE EXPRESSLY SET FORTH HEREIN. The failure of MedImmune to (a) properly operate and maintain the Project or (b) allow Fluor Daniel to promptly make such tests and perform such reasonable corrective Services as Fluor Daniel may deem appropriate, shall relieve Fluor Daniel of its warranty and guarantee obligations relative to such improper operation and maintenance or the subject of such test or corrective Service, but only to the extent that such failure shall have resulted in damage to the Project which otherwise would not have occurred. Fluor Daniel shall have no liability for defects in the Services attributable to Fluor Daniel's use of and/or reliance upon data, design criteria, drawings, specifications, reports or other information furnished by or on behalf of MedImmune as provided in Exhibit A unless Fluor Daniel knew or, employing the standards set forth in Section
     5.1 hereof, should have known of such defects. MedImmune is responsible for the design criteria set forth in Exhibit A as being MedImmune's responsibility and for the design of its processes related to product manufacturing and Fluor Daniel does not warrant or guarantee such process or the design associated therewith. This Article V governs, modifies and supersedes any other terms in this Agreement which address warranties or guarantees or the quality of the Services.

                           ARTICLE VI
                        INDEMNIFICATION

6.1  Bodily Injury and Property Damage Liability

     Fluor Daniel shall indemnify, defend and hold MedImmune harmless from any and all claims, liabilities and causes of action for bodily injury to and/or death of any person, and for damage to and/or destruction of property (excluding, however, the property for which MedImmune assumes the risk of loss and/or damage in Section 6.2 below) to the extent resulting from the negligent acts or omissions of Fluor Daniel, its agents and subcontractors.

6.2  Protection of the Project

     Fluor Daniel shall, before it constructs any significant improvements at the site, purchase and maintain a Builder's "All-Risk" Insurance Policy in the amount of the full replacement cost of the Project from an insurance company reasonably acceptable to MedImmune, insuring against risk of loss and/or damage to the Project constructed by Fluor Daniel (including all materials, machinery, equipment and other items to be incorporated into the Project by Fluor Daniel while the same are in transit, at the Project site, during erection and otherwise but excluding, without limitation, items furnished by MedImmune or others not within Fluor Daniel's control), and all construction tools and equipment used by Fluor Daniel in constructing the Project which are in the custody of Fluor Daniel. MedImmune shall reimburse Fluor Daniel for the cost of this policy, and such cost is not included in the Contract Price. MedImmune shall be made co-loss payee as its interests may appear under this policy. Fluor Daniel shall have the right to adjust Builder's "All Risk" Insurance claims, with participation by MedImmune, and, subject to the provisions of the Loan Documents, the proceeds of such insurance shall be paid to Fluor Daniel as the Services and repair, replacement or reconstruction progresses. Fluor Daniel shall be obligated to repair, replace or reconstruct any portion of the Project which is lost, damaged or destroyed, prior to Completion or any transfer of care, custody and control of the Project agreed to in writing by MedImmune. MedImmune assumes all responsibility for such loss, damage and destruction after Completion or such transfer of care, custody and control to MedImmune agreed to in writing by MedImmune. Any agreed upon completion dates and Milestone dates shall be equitably adjusted to account for the time required for any such repair, replacement and/or reconstruction. Fluor Daniel's liability in connection with repair, replacement and/or reconstruction of the Project or any portion thereof, shall in no event exceed the sum of (1) the proceeds to Fluor Daniel of the Builder's "All-Risk" Insurance; plus (2) the amount of any deductible under such Builder's "All-Risk" Insurance (if and to the extent such loss was caused by the negligence or breach of contract by Fluor Daniel or its subcontractors); plus (3) repair, replacement or reconstruction costs arising from Fluor Daniel's gross negligence or willful misconduct.

6.3  MedImmune's Property

     Except as provided in Section 6.2 above, MedImmune assumes all risk of and responsibility for all loss of, damage to and/or destruction of the Project and all property owned by or in the custody of MedImmune, including its affiliates, however such loss, damage or destruction shall occur.
     Except as provided in Section 6.2 hereof, MedImmune waives any recovery rights it may have against Fluor Daniel for any such loss, damage or destruction and agrees to obtain a waiver of subrogation rights of its insurers against Fluor Daniel for any such loss, damage or destruction. If MedImmune is not the sole owner of the Project site and all property thereat, MedImmune shall obtain an undertaking from the other owners thereof sufficient to provide to Fluor Daniel the same protection from liability for loss or damage as would be afforded to Fluor Daniel under this Agreement if MedImmune were the sole owner.

6.4  Mutual Waiver of Subrogation

     MedImmune and Fluor Daniel hereby waive all rights against each other and any of their subcontractors, sub-subcontractors, agents, affiliates, assigns and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained in accordance with the terms of Section 6.2 and 6.3 above or any other property insurance obtained by the injured party. All such insurance policies shall provide waivers of subrogation by the insurance carrier by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity, even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged. Fluor Daniel shall require from its subcontractors and subcontractors similar waivers in favor of Fluor Daniel and MedImmune.

6.5  Limitations

     Fluor Daniel shall have no obligation to MedImmune with respect to any damage to or loss of property caused by the perils of war, insurrection, revolution, nuclear reaction or other like perils as may be excluded under the scope and limits of the insurance coverage provided pursuant to Sections 6.2, 6.3 and 7.1. MedImmune shall have no liability to Fluor Daniel with respect to such excluded risks; provided, however, that Fluor Daniel shall have no obligation to repair or rebuild the facilities (notwithstanding any provision to the contrary in Section 6.2) as a result of damage caused by such excluded risk unless and to the extent that MedImmune agrees by change order to pay Fluor Daniel for such repairs or rebuilding.

6.6  Safety

     Fluor Daniel shall be responsible for initiating, maintaining and providing supervision of safety precautions and programs in connection with the Services. Fluor Daniel shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to (1) employees on the Services and other persons who may be affected thereby; (2) the Services and materials and equipment to be incorporated therein whether in storage on or off site; and (3) other property at or adjacent to the site. Fluor Daniel shall give notices and comply with applicable laws, ordinances, rules, regulations and orders of public authorities bearing on the safety of persons and property and their protection from damage, injury or loss. Fluor Daniel shall require and be responsible for the erection and maintenance as required by existing conditions and progress of the Services, of all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent facilities. The parties agree that this Section 6.6 shall neither enlarge nor limit Fluor Daniel's indemnity obligations, nor the parties' allocation of risk concerning property damage, all as set out in Sections 6.1 through 6.5 above.


                          ARTICLE VII
                           INSURANCE

7.1  Fluor Daniel's Commitment

     Commencing with the performance of its Services hereunder, and continuing during the performance of any such Services, Fluor Daniel shall maintain in force standard insurance policies from reputable insurance carriers reasonably acceptable by MedImmune authorized to do business in the State of Maryland, as follows:

          (a) Worker's Compensation and/or all other disability benefit or Social Insurance in accordance with the statutory requirements of the state, province or country having jurisdiction over Fluor Daniel's employees who are engaged in the Services, with Employer's Liability of One Million Dollars
          ($1,000,000).

          (b)  Commercial General Liability, including
          Contractual Liability and Products/Completed Operations coverage, covering bodily injury, sickness, disease and/or death of persons and loss of and/or damage to property. Such insurance shall be provided in a Combined Single Limit of Five Million Dollars
          ($5,000,000).

          (c) Automobile Liability insurance covering owned, non-owned and hired vehicles, with a combined single limit of One Million Dollars ($1,000,000), covering bodily injury to and/or death of persons and loss of and/or damage to property.

          (d) Excess Umbrella Liability covering (b) and (c) and the Employer's Liability part of (a), above, with a combined single limit of Ten Million Dollars
          ($10,000,000.00).

7.2  Certificates

     The foregoing insurance shall be maintained with carriers reasonably satisfactory to MedImmune, and the terms of coverage shall be as evidenced by certificates to be furnished to MedImmune. Such certificates shall provide that thirty (30) days' written notice shall be given to MedImmune prior to cancellation or material alteration of any policy.

7.3  Subrogation

     The parties each agree to cause their respective insurers to waive rights of subrogation against the other in any policies of insurance that may apply with respect to claims arising out of or relating to this Agreement.


                          ARTICLE VIII
                  TERMINATION AND CANCELLATION


8.1  Termination by MedImmune

     Should Fluor Daniel become insolvent or bankrupt, or should Fluor Daniel refuse or neglect to supply a sufficient number of properly skilled workmen, equipment, tools or material within Fluor Daniel's control, or should Fluor Daniel fail to timely pay its subcontractors, or should Fluor Daniel commit a substantial breach of this Agreement, and should Fluor Daniel thereafter fail to commence proceedings in good faith to remedy such within ten (10) days after written demand by MedImmune and to effect a cure within a reasonable time, MedImmune may terminate this Agreement and enter upon the premises and take possession thereof and at the same time instruct Fluor Daniel to remove from the premises all of its tools, equipment and supplies, or MedImmune may take possession of Fluor Daniel's tools and equipment for the purpose of completing the Services. Upon any such termination, Fluor Daniel shall be liable to MedImmune for the direct costs incurred by MedImmune to complete the Project (including soft costs and reasonable attorneys' fees incurred in placing the completion contract and the rental costs of Fluor Daniel's tools and equipment as assessed pursuant to this Section 8.1) to the extent such costs, together with the amounts previously paid to Fluor Daniel, are in excess of the Contract Price provided in Paragraph
     3.1 (subject to adjustment as provided herein). MedImmune agrees to act in good faith and to take all reasonable steps to mitigate the cost to complete the Project. If Completion is delayed, Fluor Daniel shall be responsible for liquidated damages, as provided in Section 9.4(b), for the portion of such delay attributable to Fluor Daniel's demobilization, the placement of a completion contract, and the mobilization of the completing contractor.

     In the event that MedImmune uses any of Fluor Daniel's equipment or tools, MedImmune shall return the same to Fluor Daniel in good condition and repair, reasonable wear and tear excepted, and shall pay Fluor Daniel for the use thereof at Fluor Daniel's standard rental rates then in effect. If and to the extent such costs of completing the Project are less than the balance of the Contract Price, Fluor Daniel shall be paid the difference, not to exceed the total actual cost (excluding home office overhead and profit) incurred by Fluor Daniel under this Agreement as of the date of termination which remains unpaid.

8.2  Termination by Fluor Daniel

     Should MedImmune become insolvent or bankrupt or commit a substantial breach or default of any of the covenants or obligations hereunder and (a) fail to remedy the same within ten (10) days after written notice thereof from Fluor Daniel, if the breach constitutes a failure to pay money, or
     (b) fail to commence in good faith to remedy the same within ten (10) days after written notice thereof from Fluor Daniel and thereafter to effect a cure within a reasonable time, if the breach is other than to pay money, then Fluor Daniel may terminate this Agreement. Should Fluor Daniel so terminate this Agreement, it shall be paid for all costs incurred for Services performed through the date of termination, all termination charges by vendors, subcontractors and others, an equitable portion of any fees and/or profit, and the cost of all demobilization expenses, in accordance with the provisions of Article III; provided, however, that no demobilization costs shall be reimbursable in the event that such termination occurs after Fluor Daniel has been paid, or
     is entitled to be paid, 50% of the Contract Price.   Fluor
     Daniel agrees to act in good faith and to take all
     reasonable steps to mitigate such costs.   Notwithstanding
     any of the foregoing to the contrary, in the event MedImmune, in good faith, contests the amount of payment claimed by Fluor Daniel to be owing to Fluor Daniel under this Agreement, Fluor Daniel shall continue performance of the Services pending resolution of such dispute provided that MedImmune pays to Fluor Daniel all amounts (and portions thereof) which are not subject to a good faith dispute, and provided, further, that the Disputed Amount (as defined below) does not exceed Three Million Dollars ($3,000,000.00) in the aggregate. The difference between the amount paid by MedImmune and the amount claimed in good faith by Fluor Daniel to be owing is referred to herein as the "Disputed Amount." Notwithstanding the foregoing, in the event that the Disputed Amount at any time exceeds Three Million Dollars ($3,000,000.00) in the aggregate for more than thirty (30) days, the parties shall be entitled to exercise any remedies they may have under this Agreement, including without limitation, those under Section 8.2. In the event of termination for events of default other than the failure to pay money, Fluor Daniel and MedImmune agree to submit the issue of the validity of such termination to binding arbitration within 30 days of Fluor Daniel's notice of default.

8.3  Cancellation

     MedImmune reserves the right to cancel the Services without cause upon ten (10) days' written notice to Fluor Daniel, unless Fluor Daniel agrees in writing to a shorter notice period. Should the Services be so cancelled by MedImmune, Fluor Daniel shall be paid for all for Services performed through the date of cancellation, all proven cancellation charges by vendors, subcontractors and others, an equitable portion of any fees and/or profit, and the cost of all demobilization expenses, in accordance with the provisions of this Agreement.


                           ARTICLE IX
              COMPLETION, START UP AND VALIDATION


9.1  Scheduled Completion

     Fluor Daniel shall commence the Services immediately after the date of this Agreement and shall prosecute the Services continuously, expeditiously and with adequate forces and due diligence. TIME IS OF THE ESSENCE with respect to the date scheduled for Completion, but not with respect to other
     scheduled dates or Milestones.   The Project is scheduled to
     be Complete on or before December 31, 1997, which scheduled date is subject to adjustment only as expressly provided herein.

9.2  Acceptance

          (a) Mechanical Completion When Fluor Daniel deems it has achieved Mechanical Completion with respect to the Project as defined in Exhibit A, it shall so notify MedImmune in writing. At MedImmune's option and sole discretion, Fluor Daniel shall notify MedImmune regarding Mechanical Completion of specific portions of the Project. Within ten (10) days thereafter, MedImmune shall advise Fluor Daniel in writing of any defects in the Services or incomplete items for which Fluor Daniel is responsible under this Agreement which prevent achievement of Mechanical Completion. As soon as such defects and incomplete items are corrected (or as soon as the ten (10) day period for such notice has expired if MedImmune does not advise Fluor Daniel of any such defects or incomplete items within the period), Fluor Daniel shall be deemed to have achieved Mechanical Completion with respect to all or the specific portion of the Project.

          (b) Start Up and Validation Following Mechanical Completion, Fluor Daniel will complete all remaining Services, provide personnel, tools and equipment, and materials necessary or appropriate to start up the Project (with "water runs" and not actual feedstock), and shall Validate the Project through IQ and OQ, all as described in more detail in Exhibit "A". Validation of the Project following IQ and OQ shall be within the discretion of, and shall be the responsibility of MedImmune.

          (c) Completion "Completion" shall have occurred when Fluor Daniel has fully and finally completed all the Services and OQ has been achieved, provided that (i) Fluor Daniel shall provide to MedImmune thirty (30) day advance notice prior to the estimated date of Completion; (ii) Fluor Daniel shall have complied with the requirements of Section 4.4, and (iii) the appropriate governmental authorities shall have issued a certificate of occupancy or its equivalent for the Project (unless the nonissuance thereof is for reasons related solely to bureaucratic delay notwithstanding Fluor Daniel's timely compliance with its obligations hereunder).

9.3  Nonwaiver

     No acceptance or deemed acceptance of the Services by MedImmune under Paragraph 9.2 shall (1) affect any warranty of Fluor Daniel hereunder, (2) modify or impair the obligation of Fluor Daniel to perform the Services in accordance with this Agreement, including, without limitation, the obligation to construct the Project in accordance with MedImmune-approved plans and specifications and applicable Laws or (3) otherwise constitute a waiver or acceptance of any defective or nonconforming work other than nonconforming work specifically acknowledged and approved in writing by MedImmune.

9.4  Early Completion Bonus/Liquidated Delay Damages

     (a) Early Completion Bonus If Fluor Daniel achieves Completion prior to December 15, 1997 (as such date may be hereafter adjusted as provided in this Agreement), MedImmune will pay Fluor Daniel an early completion bonus of $250,000 per week for each week of early Completion with a cap not to exceed Four Million Dollars ($4,000,000.00).

     (b) Liquidated Delay Damages If Fluor Daniel does not achieve Completion until after December 31, 1997 (as such date may be hereafter adjusted, but only as expressly provided in this Agreement), Fluor Daniel shall pay MedImmune as liquidated damages (and not as a penalty) One Hundred Thousand Dollars ($100,000.00) per week for the first four weeks; Four Hundred Thousand Dollars ($400,000.00) per week for the next eight weeks and Fifty Thousand Dollars ($50,000) per week after March 31, 1998. In no event shall Fluor Daniel's total aggregate liability under this Agreement for liquidated damages exceed Four Million Dollars ($4,000,000.00). The parties hereby agree that in the event that Fluor Daniel does not achieve Completion by the date scheduled for Completion (as such date may be hereafter adjusted, but only as expressly provided in this Agreement), MedImmune will suffer damages which will be difficult to calculate and the parties agree that the liquidated damages provided in this Section 9.4(b) are a fair and reasonable estimate thereof and shall not be viewed as a penalty.

     (c)  For purposes of this Article 9, the figures for Early
     Completion Bonuses and/or Liquidated Delay Damages shall be pro-rated on a daily basis for partial weeks of early completion or delay.

     (d) Exclusive Remedy The parties hereby agree that the Liquidated Damages provided in Section 9.4(b) (and the rights as referenced in Section 8.1) of this Agreement, shall be the sole and exclusive remedies of MedImmune against Fluor Daniel and the sole and exclusive liabilities of Fluor Daniel to MedImmune in connection with any failure or alleged failure to timely perform and/or complete any of its obligations under this Agreement, and Fluor Daniel shall not have any other or further liabilities in connection with the timeliness of its performance under this Agreement.


                           ARTICLE X
                       GENERAL PROVISIONS


10.1 Independent Contractor

     Fluor Daniel shall be an independent contractor with respect to the Services to be performed hereunder. Except as hereinabove noted, neither Fluor Daniel nor its subcontractors, nor the employees of either, shall be deemed to be the servants, employees or agents of MedImmune.

10.2 Safety, Environmental and Legal Compliance

          (a) Fluor Daniel shall perform all Services and give all notices in compliance in all material respects with all applicable federal, state and local laws, rules, regulations, permits, approvals and ordinances including, without limitation, the Food, Drug & Cosmetic Act and the rules and regulations promulgated thereunder and all environmental laws, rules and regulations ("Laws").

          (b) Anything herein to the contrary notwithstanding, title to, ownership of, and legal responsibility and liability for any and all "Pre-Existing Contamination" shall at all times remain with MedImmune. Pre-Existing Contamination is any hazardous or toxic substance present at the Project site which was not brought onto such site by Fluor Daniel, its agents or subcontractors. MedImmune releases, and agrees to defend, indemnify and hold Fluor Daniel harmless from and against any and all liability which may in any manner arise or in any way be directly or indirectly caused by such Pre-Existing Contamination.

          (c) Notwithstanding Sections 5.1 and 10.2(a), and any other provisions to the contrary, the parties recognize that certain legal requirements (including, without limitation, environmental, validation, health and safety requirements) are imprecise and subject to varied interpretation and that therefore Fluor Daniel's obligation of designing in accordance with and otherwise complying with Laws shall be limited to its obligation to design the Project in accordance with and/or to otherwise comply with Laws and interpretations thereof which are generally known or should be known by engineering and construction contractors of Fluor Daniel's size, sophistication and experience (inclusive, without limitation, experience in the design, engineering, procurement, construction and validation of biotechnology and/or bioprocessing manufacturing facilities) at the effective date of this Agreement (the "Recognized Laws"). Fluor Daniel shall modify the Services as necessary to comply with changes in the Recognized Laws, provided, however, that such modification shall be considered a change in the Services under Section 3.2.

10.3 Force Majeure

     Any delays in or failure of performance by MedImmune or Fluor Daniel, other than payment of money, shall not constitute default hereunder if and to the extent such delays or failures of performance are caused by occurrences which are unforeseen and are beyond the control of MedImmune or Fluor Daniel, as the case may be (after diligence to overcome or prevent such occurrences) including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority, unless such order is reasonably foreseeable or arises in connection with a default hereunder; act of war or rebellion or sabotage or damage resulting therefrom; unavoidable fires, floods, explosions, or accidents not caused by the negligence or willful misconduct of the party seeking force majeure treatment; adverse weather patterns which are abnormal for the geographic area in which the project is located; or riots or strikes or other concerted acts of workmen, whether direct or indirect; or any causes, whether or not of the same class or kind as those specifically above named, which are not reasonably foreseeable at the time the Services were commenced and which are not within the control of MedImmune or Fluor Daniel respectively, and which by the exercise of reasonable diligence, MedImmune or Fluor Daniel are unable to prevent. The Contract Price, the Project Schedule, if any, and any scheduled completion date(s) shall be equitably adjusted to account for any force majeure event and Fluor Daniel shall be reimbursed by MedImmune only for all external costs (excluding overhead, general conditions, and all costs of Fluor Daniel employees on site or in supervisory, administrative, or executive roles) incurred in connection with or arising from a force majeure event including, but not limited to, those external costs incurred in the exercise of reasonable diligence to avoid or mitigate a force majeure event. Fluor Daniel will use reasonable efforts to exclude reimbursement of force majeure costs in the subcontracts it places on this Project. Notwithstanding any of the foregoing to the contrary, Fluor Daniel hereby acknowledges that it is experienced in the construction of projects similar to the Project, and that, based on such experience, it believes that the Project can be completed within the time frame set forth in this Agreement, taking into account normal and foreseeable delays in processing permits by governmental authorities, normal delays in deliveries of materials, normal weather patterns for the geographic area in which the Project is located and similar occurrences for similar types of projects in the geographic area in which the Project is located. Fluor Daniel may terminate this Agreement pursuant to the terms of Section
     8.2 in the event any force majeure event continues for more than 90 days (but shall not be paid any of its remaining fees or profit in such instance).

10.4 Title to Plans and Specifications

     All drawings and specifications prepared by Fluor Daniel pursuant to this Agreement which Fluor Daniel supplies to MedImmune in accordance with this Agreement shall become the property of MedImmune. MedImmune shall indemnify, defend and hold Fluor Daniel harmless from and against all losses, expenses, claims and damages which result from any disclosure, use or reuse of any such items other than in connection with completing construction, maintenance, operation, modification and/or repair of the subject Project.

10.5 Patents

     Fluor Daniel agrees to include, as a term or condition of each purchase order or other agreement employed by it in the performance of the Services, a patent indemnification provision extending from the vendor under such purchase order or other agreement to MedImmune and Fluor Daniel, and to render such assistance to MedImmune as may be reasonably required to enforce the terms of such indemnification.

10.6 Secrecy Agreements

     Any agreements or representations between Fluor Daniel and MedImmune entered into prior to the effective date hereof relating to secrecy or confidentiality of information exchanged between Fluor Daniel and MedImmune shall survive any completion of the Services hereunder, or any other termination or cancellation of this Agreement, in accordance with the respective terms and conditions of such other agreement or agreements.

10.7 Representations and Remedies

     Fluor Daniel and MedImmune make no representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth herein. The parties' rights, liabilities, responsibilities and remedies with respect to the Services, whether in contract, tort, negligence or otherwise, shall be exclusively those expressly set forth in this Agreement.

10.8 Damages

     Except only for: (i) the liquidated damages provided in
     Section 9.4(b); (ii) those damages or obligations expressly set forth in Sections 8.1; and (iii) such damages that may arise from Fluor Daniel's fraud, gross negligence or willful misconduct; Fluor Daniel shall in no event be responsible or held liable for any indirect, incidental, special or consequential damages of any nature whatsoever, including, without limitation, liability for loss of use of property, loss of profits or other revenue, interest, loss of product, increased expenses or business interruption, however the same may be caused and in no event shall Fluor Daniel's total aggregate liability to MedImmune in connection with the Services and/or this Agreement (including any breach thereof) exceed the Contract Price.

10.9 Audit and Maintenance of Records

     MedImmune shall have the right to audit and inspect Fluor Daniel's records and accounts covering costs reimbursable hereunder at all reasonable times during the course of the Services and for a period of one (1) year after the earlier of (i) acceptance thereof pursuant to Section 9.2, or (ii) termination thereof pursuant to Article VIII; provided, however, no audit rights shall extend to the make-up of fixed rates, unit rates, or of costs which are expressed in terms of percentages of other costs.

10.11     Assignment

     This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that (a) it may be assigned without such consent to the legal successor of either party, or to a person, firm or corporation acquiring all or substantially all of the business assets of such party or to a wholly owned subsidiary of either party, but any such assignment shall not relieve the assigning party of any of its obligations under this Agreement. No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

10.12     Subcontracts

     Fluor Daniel may subcontract portions of the Services required to be performed by Fluor Daniel to an independent subcontractor, provided that such subcontract shall not relieve Fluor Daniel of any of its obligations under this Agreement. Fluor Daniel may have portions of the Services performed by its affiliated entities or their employees, in which event Fluor Daniel shall be responsible for such Services and MedImmune shall look solely to Fluor Daniel as if the Services were performed by Fluor Daniel. Each subcontract shall be expressly assignable to MedImmune, their successors and assigns.

10.13     Notices

     All notices pertaining to this Agreement shall be in writing and, if to MedImmune, shall be sufficient when sent guaranteed overnight delivery by a nationally recognized reputable courier to MedImmune at the following address:

                         MedImmune, Inc.
                         35 West Watkins Road
                         Gaithersburg, MD  20878

                         Attention:  David Mott

     With a copy to:

                         Dewey Ballantine
                         1775 Pennsylvania Ave., N.W.
                         Washington, D.C.  20006

                         Attention:  Howard J. Rosenstock

     All notices to Fluor Daniel shall be sufficient when sent guaranteed overnight delivery by a nationally recognized reputable courier to Fluor Daniel at the following address:

                        Fluor Daniel, Inc.
                        301 Lippincott Centre
                        P.O. Box 950
                        Marlton, NJ  08053

                        Attention: Tom Trevithick

     Notices shall be deemed sent when received.

10.14     Miscellaneous

          (a)  This Agreement shall be governed by and
          interpreted in accordance with the laws of the State of Maryland.

          (b) Headings and titles of Articles, Sections, Paragraphs and other parts and subparts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement. Modifications or amendments to this Agreement must be in writing and executed by duly authorized representatives of each party.

          (c) Except as expressly stated to the contrary herein, indemnities against, releases from, assumptions of and limitations on liability expressed in this Agreement, as well as waivers of subrogation rights, shall apply even in the event of the fault, negligence or strict liability of the party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to the officers, directors, employees, licensors, agents, affiliates, partners and related entities of such party.

          (d) In the event that any portion or all of this Agreement is held to be void or unenforceable, the balance of this Agreement shall remain effective and the parties agree to negotiate in good faith to reach an equitable agreement as to the unenforceable or void provision which shall effect the original intent of the parties as set forth in this Agreement.

          (e) The parties agree to look solely to each other and to their permitted assigns under Section 10.11, with respect to the performance of this Agreement and the Services to be provided hereunder. This Agreement and each and every provision hereof is for the exclusive benefit of MedImmune and Fluor Daniel and not for the benefit of any third party, and no third party shall be entitled to rely upon or enforce the terms of this Agreement, or to be a third party beneficiary thereof, except to the extent expressly provided in Section
          10.14 (c).

          (f) The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including, but not limited to, indemnifies and any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

          (g)  No failure by either party to insist on
          performance of any term, condition, or instruction, or to exercise any right or privilege included in this Agreement, shall construe a waiver of any breach hereof unless waived in writing by such party and no such written waiver of any breach shall constitute a waiver of any subsequent breach of any other term, condition, instruction, breach, right or privilege.

          (h) All claims, disputes and other matters in question which arise out of or relate to this Agreement (including any breach thereof) shall be decided by a court of competent jurisdiction without a jury, in the state or federal courts in the State of Maryland.

          (i) The parties hereby agree that regardless of any statute of limitations period or any other time within which a party is allowed to commence an action under Maryland or other applicable law, any legal action or proceeding commenced by any party under this Agreement against another party in connection with this Agreement (including, without limitation, any breach thereof), other than an action premised on fraud, must be commenced no later than three (3) years after the earlier of (i) Completion or (ii) termination or cancellation of the Services under Article VIII.

10.15     Fluor Daniel Representations and Warranties

     Fluor Daniel hereby represents and warrants that prior to entering into this Agreement, it has examined and inspected the site at which the Project will be located and has satisfied itself as to the conditions thereof, and reviewed all available data and reports pertaining to the site, including any environmental reports, soil samples and related studies. Fluor Daniel hereby represents and warrants that it possesses the experience, expertise and resources necessary to perform the Services under this Agreement and to otherwise design, engineer, construct and validate the Project. Fluor Daniel shall employ an experienced (in comparable projects) and competent Project construction team. If MedImmune reasonably requests that a member of the Project construction team be removed for cause, then Fluor Daniel shall make such change promptly.

10.16     Work by MedImmune

     MedImmune shall have access to the Project at all times. MedImmune reserves the right to perform work related to, but not part of, the Project and to award separate contracts in connection with other work at the site. Fluor Daniel shall afford MedImmune's separate contractors reasonable opportunity for introduction and storage of their materials and equipment for execution of their work. Any material interference with the progress of Fluor Daniel's Services by MedImmune or its separate contractors after notice and failure to cure within twenty-four hours shall give rise to a change order adjusting the Contract Price and Schedule for the effects of such interference.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MedImmune, Inc.                    Fluor Daniel, Inc.

By:  Wayne T. Hockmeyer            By:  Tom Trevithick
Name Printed: Wayne T. Hockmeyer   Name Printed: Tom Trevithick
Title:  Chairman and Chief         Title:  Vice President,
        Executive Officer                   General Manager



                                                      Exhibit "A"

SCOPE OF SERVICES/FACILITIES



(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR ENTIRE EXHIBIT A)




Exhibit B
Contract:  23619800
MedImmune, Inc.
Frederick, MD - Manufacturing Facility

Fluor Daniel Milestone Payment Schedule Blood
Fractionation, Cell Culture, Sterile Fill & Utilities
ACCELERATED PROJECT SCHEDULE

                                                       Activity     Total
Invoice #      Through           Activities             Value     Invoice $
------------- --------  ----------------------------  ----------- ----------
Previous       6/30/96  Flour Daniel Preliminary
                       Engineering/Subcontracts/       1,313,359  1,313,359
                       Equipment(invoiced or paid
                       to date- 5/31/96)

Milestone-0             Contract Closing                3,500,000  3,500,000

Milestone-1    7/31/96  Release Mill Order for
                       Structural Steel                  200,000  1,063,085
                       Deep Foundations Package
                       Issued for Bid                    200,000
                       Obtain Mass Grading Permit        200,000
                       Substantial Start of P&ID's       263,085
                       Site Preparation Package
                       Issued for Bid                    200,000

Milestone-2    8/31/96  Site Civil Construction
                        Plans Complete                    300,000  1,670,780
                        Foundation Package Issued
                        for Bid                           350,000
                        Construction Management
                        Mobilized to Project Site         320,780
                        Award Site Preparation
                        Contract                          300,000
                        Substantial Start of Rough
                        Grading                           400,000

Milestone-3    9/30/96  Issue P&ID's for Approval
                                                         500,000  2,710,610
                        Building Foundations
                        Contract Awarded                  460,610
                        Structural Steel Fabrication
                        Drawings Issued                   600,000
                        Bid & Award Bioreactors           550,000
                        Rough Grading Completed           600,000

Milestone-4   10/31/96  Roofing Contract Awarded          600,000  3,068,753
                        Moblization Complete              600,000
                        Substantial Start of
                        Structural Steel                  600,000
                        Deep Foundations Completed        668,753
                        Site Preparation Complete         600,000

Milestone-5   11/30/96  Substantial Start of U/G
                       Piping                            653,678  3,053,678
                       Substantial Start of Struct-
                       ural Steel for Elevated
                       Slabs                             600,000
                       Substantial Start of U/G
                       Electrical                        600,000
                       Masonry Contract Awarded          600,000
                       Substantial Start of Roofing      600,000

Milestone-6   12/31/96 Building Foundations                       3,470,623
                       Complete                          700,000
                       Structural Steel for
                       Elevated Slabs Complete           700,000
                       Substantial Start of
                       Exterior Siding                   700,000
                       Substantial Start of
                       Elevated Slabs                    670,623
                       Substantial Start of Slab on
                       Grade                             700,000

Milestone-7    1/31/97 Substantial Start of
                       Building Electrical               750,000  3,735,216
                       Substantial Start of
                       Equipment Installation            750,000
                       Substantial Start of
                       Interior Finishes                 750,000
                       Substantial Start of
                       Instrumentation                   750,000
                       Substantial Start of HVAC
                       Ductwork Installation             735,216

Milestone-8    2/28/97 Structural Steel Complete         750,000  3,700,699
                       Slab On Grade Complete            750,000
                       U/G Piping Complete               750,000
                       Elevated Slabs Complete           750,000
                       Equipment Foundations &
                       Platforms Complete                700,699

Milestone-9    3/31/97 Roofing Complete                  600,000  3,027,993
                       Exterior Finishes Complete        600,000
                       Building Dried In                 600,000
                       Substantial Start of Fire         627,993
                       Protection IQ/OQ Development
                       Complete                          600,000

Milestone-10   4/30/97 Paving/Landscaping Contract
                       Awarded                           600,000  2,894,999
                       HVAC Ductwork 50% Complete        600,000
                       Fire Protection 50% Complete      600,000
                       Building Electrical 50% Complete  600,000
                       Substantial Start of Cold
                       Boxes Installation                494,999

Milestone-11   5/31/97 Fire Protection Complete -
                       Except Heads                      550,000  2,407,894
                       Process Electrical 50%
                       Complete                          550,000
                       Equipment Installation 50%
                       Complete                          507,894
                       Process & Utility Piping 50%
                       Complete                          500,000
                       Instrumentation Installation
                       50% Complete                      300,000

Milestone-12   6/30/97 Substantial Start of              600,000  2,439,936
                       Painting
                       Landscape/Site Paving
                       Contract Awarded                  500,000
                       Interior Architectural 50%
                       Awarded                           500,000
                       Installation of "Cold Boxes"
                       Complete                          539,936
                       Equipment Installation 75%
                       Complete                          300,000

Milestone-13   7/31/97 Substantial Start of
                       Validation Field Service          553,032  2,353,032
                       Building Electrical Complete      500,000
                       Substantial Start of              500,000
                       Landscape/Site Paving
                       HVAC Installation Complete        500,000
                       Substantial Start of
                       Insulation                        300,000

Milestone-14   8/31/97 Equipment Installation
                       Complete                          200,000  1,142,674
                       Process Electrical Complete       200,000
                       Validation Services - I/Q/OQ
                       20% Complete                      242,674
                       Substantial Start of Start-
                       Up Services                       300,000
                       HVAC Testing And Balancing
                       Complete                          200,000

Milestone-15   9/30/97 Manufacturing Facility
                       Mechanically Complete              90,000    404,876
                       Insulation Complete                90,000
                       Instrumentation Complete           90,000
                       Interior Architectural
                       Finishes Complete                  90,000
                       Validation Services IQ/OQ
                       40% Complete                       44,876

Milestone-16  10/31/97 Validation Services - IQ/OQ
                       60% Complete                       92,994    185,988
                       Start-Up 50% Complete
                                                          92,994

Milestone-17  11/30/97 Validation Services - IQ/OQ
                       80% Complete                      176,251    176,251
                       Start-up Services Complete

Milestone-18  12/31/97 Project Validation Complete       179,554    179,554
                                                                  ----------
                                                                  42,500,000
                                                                  ==========



                           EXHIBIT B-1

       LETTER OF CREDIT DRAFT IN LIEU OF RETENTION SAMPLE


     ISSUING BANK:                 A1 CREDIT BANK
                                   COMPLETE ADDRESS


     BENEFICIARY:                  FULL CLIENT NAME
                                   COMPLETE ADDRESS
                                   ATTN:  CONTACT NAME


AT THE REQUEST AND FOR THE ACCOUNT OF (FLUOR ENTITY), _____________________, WE HEREBY ISSUE THIS IRREVOCABLE STANDBY LETTER OF CREDIT IN THE AMOUNT OF __________________________ ($________), WHICH IS AVAILABLE AGAINST SIGHT DRAFT(S) OF THE BENEFICIARY BEARING THE CLAUSE "DRAWN UNDER IRREVOCABLE STAND-BY LETTER OF CREDIT NUMBER _______________" AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. A CERTIFICATE DATED AND SIGNED BY A PURPORTED AUTHORIZED OFFICER OF THE BENEFICIARY STATING: "WE CERTIFY THAT THE AMOUNT OF OUR DRAWING UNDER LETTER OF CREDIT NUMBER ______________ IS DUE US AS (FLUOR ENTITY) IS IN DEFAULT OF ITS OBLIGATIONS WITH US UNDER CONTRACT NO. ____________ DATED _________________________."

2. A CERTIFICATE DATED AND SIGNED BY A PURPORTED AUTHORIZED OFFICER OF THE BENEFICIARY STATING: "WE CERTIFY THAT THE AMOUNT OF THE DRAFT PRESENTED DOES NOT EXCEED THE GREATER OF THE AMOUNT ALLOWED PURSUANT TO ARTICLE _____, PARAGRAPH ____ OF SAID CONTRACT OR THE AMOUNT IN DISPUTE LESS ANY AMOUNTS PREVIOUSLY DRAWN UNDER THIS LETTER OF CREDIT.

3. A COPY OF THE LETTER DATED AT LEAST SEVENTY-TWO (72) HOURS PRIOR TO THE DRAWING UNDER THIS LETTER OF CREDIT ADDRESSED TO (FLUOR ENTITY) READING AS FOLLOWS: "WE HEREBY INDICATE OUR INTENTION TO DRAW UNDER ___________ BANK LETTER OF CREDIT NO. ___________."

WE ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE
WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED UPON
DELIVERY OF DOCUMENTS AS SPECIFIED IF PRESENTED AT THIS OFFICE ON
OR BEFORE DECEMBER 31, 1998.

PARTIAL DRAWINGS ARE PERMITTED.

ALL AMOUNTS DRAWN IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF
THIS LETTER OF CREDIT WILL BE TRANSFERRED BY WIRE TRANSFER INTO
THE BENEFICIARY'S ACCOUNT NUMBER _____________ IN
_____________________________(BANK).  ABA
NO.______________________________________(CITY),_________________
____(STATE).

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND
PRACTICES FOR DOCUMENTARY CREDITS (1983 REVISION).  INTERNATIONAL
CHAMBER OF COMMERCE PUBLICATION 500.


                          EXHIBIT "C"

                 SCHEDULE OF REIMBURSABLE COSTS




I. LABOR AND CERTAIN OVERHEAD COSTS

   A.   Home Office and Validation Personnel

       The services of all Fluor Daniel personnel, including of Engineering, Validation, and Home Office Support for Construction [other than (i) Field Salaried Personnel and
     (ii) Field Craft Personnel], which personnel are hereinafter referred to as "Home Office Personnel", will be invoiced on an hourly basis at the billing rates set forth in the attached Home Office Labor Rate Schedule. These rates will increase by six percent (6%) on June 1, 1997, and will be subject to further revision on each year thereafter.


   B.  Field Personnel

     1.  Field Salaried Personnel

       The services of all Fluor Daniel salaried and contract agency personnel who are permanently assigned to the Project site, which personnel are hereinafter referred to as "Field Salaried Personnel", will be invoiced on an hourly basis at their actual base compensation multiplied by a multiplier of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). This multiplier will be subject to revision on June 1, 1997 and on each year thereafter.

     2. Field Craft Personnel

       The services of all of Fluor Daniel's hourly personnel who are permanently assigned to the Project Site, which personnel are hereinafter referred to as "Field Craft Personnel", will be invoiced on an hourly basis at their actual base compensation multiplied by a multiplier of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). This multiplier will be subject to revision on June 1, 1997 and on each year thereafter.


       C.     Certain Home Office Overhead Costs

       The costs set forth above for Home Office Personnel include the following overhead costs:

         Payroll taxes and insurance;
         Group hospitalization insurance;
         Employer's liability insurance;
         Vacation, holiday and sick leave time;
         Normal home and branch office rents;
         Home Office personnel administration;
         Home Office light, heat, water, local telephone;
         Home Office furniture and equipment;
         Home Office general office supplies;
         Home Office general business taxes and licenses; and Non-project accounting and in-house legal services rendered by internal Fluor Daniel personnel.


An additional charge of $(CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED) per hour will be billed for all hours worked at the home office by Home Office Personnel to cover the following home office overhead costs:

         Word Processing equipment
         Blueprinting and other reproductions
         Shipping and postage costs
         Personal computer time and program charges
         Telegrams, teletype, facsimiles and long
            distance telephone calls
         Consumable engineering supplies


II.   OTHER REIMBURSABLE COSTS (NON-LABOR)

   Owner shall pay Fluor Daniel, at actual or scheduled cost, for the following costs reasonably incurred by Fluor Daniel in connection with the Purchasing Agreement:

       i) Materials and Equipment. The cost of materials, machinery, equipment, supplies, parts and miscellaneous services purchased by Fluor Daniel.

       ii) Transportation of Materials, Machinery and Equipment. The cost of all transportation expenses for materials, machinery, tools and equipment including the cost of loading, hauling, unloading and insurance.

       iii) Travel and Relocation Expenses. The cost of transportation, travel, relocation and/or per diem expenses and other related expenses for Fluor Daniel personnel in accordance with Fluor Daniel=s established policies.

       iv) Taxes. The cost of any duties, taxes or licenses, other than taxes on Fluor Daniel's net income.


       v) Compliance With Laws. All costs (including attorneys fees) incurred in connection with compliance with statutes, rules, regulations, ordinances, orders and other laws.

       vi) Purchase Orders and Contracts. All costs of and arising out of subcontracts, purchase orders, contracts and other agreements entered into by Fluor Daniel.

       vii) Audits, Monitoring and Accounting. The cost of audits and similar programs monitoring the financial or other aspects of the Purchase Agreement.

       viii)Litigation and Related Costs. The cost of attorneys' fees, costs, settlements and judgements incurred in connection with any labor or commercial matters, litigation, claims or disputes (except between Owner and Fluor Daniel) arising out of or in connection with the Purchase Agreement.

       ix) Miscellaneous Expense. Miscellaneous expenses, such as custom forms, freight, express, duties, and other costs and expenses incurred in connection with the Purchasing Agreement.

                HOME OFFICE LABOR RATE SCHEDULE


The services of Home Office Personnel utilized for the Services will be invoiced on an hourly basis at the following hourly billing rates:



               General Hourly Description       Billing Rates
  ---------------------------------------------------------------
Billing
 Code              Billing Classification            Labor Rate
   01          Information Records Clerk*                *
   02          Word Processing Technician I*             *
   03          Engineering Aide I*                       *
   04          Secretary II*                             *
   05          Industrial Relations Tech II*             *
   06          Lead Data Control Tech*                   *
   07          Procurement Specialist I*                 *
   08          Sr. Engineering Technician II*            *
   09          Procurement specialist II*                *
   10          Construction Technician II*               *
   11          Senior Inspector*                         *
   13          Accountant I                              *
   14          Associate Engineer I                      *
   15          Engineering coordinator I                 *
   16          Associate Engineer II                     *
   17          Administrative Manager                    *
   18          Engineer                                  *
   19          Architect II                              *
   20          Engineer II                               *
   21          Senior Engineer                           *
   22          Principal Engineer                        *
   23          Director                                  *
   90          Drafter I*                                *
   91          Drafter II*                               *
   92          Drafter III*                              *
   93          Drafter IV*                               *
   94          Designer I*                               *
   95          Designer II*                              *
   96          Senior Designer II*                       *
   97          Principal Designer*                       *
   98          Design Supervisor                         *
   99          Senior Design Supervisor                  *


Hours worked for the project in excess of 8 hours per day or 40 hours per week by an individual in classifications with a billing code with an asterisk will be invoiced at the rate shown above plus of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) percent; all hours worked for the project by individuals in other classifications will be invoiced at the rate shown above. Contract agency employees will be billed at a of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) multiplier of the actual amount invoiced to Fluor Daniel.

           *CONFIDENTIAL TREATMENT HAS BEEN REQUESTED